Securities Purchased in Underwritings Involving
Transactions with Donaldson, Lufkin, & Jenrette Securities Corporation Subject to Rule 10f-3 Under the Investment Company Act of 1940

10f-3 TRANSACTIONS FOR THE PERIOD JANUARY 1, 1998 THROUGH
FEBRUARY 28, 1998

ALLIANCE HIGH YIELD FUND

							      Shares
							    Purchased
			   Date       Shares    Price per    by Fund
Security**              Purchased   Purchased     Share       Group

**Qwest
  Communication, Inc.    01/22/98   3,000,000      $66.59   9,000,000


	     % of
 Total     Offering
 Shares   Purchased                              Shares
offered       By       Purchased                  Held
 (000)     Group(1)       From                  02/28/98


450,505       2.00%    Salomon Brothers                0


 * Unless otherwise indicated, the securites were part of an issue registered under the Securities Act of 1933 and offered to the public.

** Indicates the purchase of an Eligible Rule 144A Security.

1) Purchases by all Alliance Funds, including the Fund, may not exceed:

   a) if purchased in an offering other than an Eligible Rule 144A Offering, 25% of the principal amount of the offering of such class; or

   b) if purchased in an Eligible Rule 144A Offering, 25% of the total of
      (i) the principal amount of the offering of such class sold by underwriters or members of the selling syndicate to qualified institutional buyers, plus (ii) the principal amount of the offering of such class in any concurrent public offering.